Exhibit 10.4
AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT
     AMENDMENT (“Amendment”) made to the Employment Agreement dated as of the Effective Date (the “Employment Agreement”), by and between Wyndham Worldwide Corporation, a Delaware corporation (the “Company”), and Franz S. Hanning (the “Executive”). Except as provided herein all terms and conditions set forth in the Employment Agreement shall remain in full force and effect.
     WHEREAS, the Company and the Executive have previously entered into the Employment Agreement; and
     WHEREAS, the Company and the Executive desire to amend the Employment Agreement in a manner intended to address Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     NOW, THEREFORE, effective as of December 31, 2008, the Employment Agreement is hereby amended as follows:
     1. Section II of the Employment Agreement is hereby amended by adding the following sentence to the end thereof:
“The Company acknowledges that given the nature and scope of the Executive’s duties and responsibilities as the Chief Executive Officer of TRG, one of the three business units of the Company, an integral part of the Executive being able to perform such duties and responsibilities is the Executive’s ability to report directly to the Chief Executive Officer of the Company and the Company further agrees the Chief Executive Officer of the Company shall not delegate the direct supervision of the Executive.”
     2. Section IV-A of the Employment Agreement is hereby amended by adding the following sentence to the end thereof:
“The Base Salary shall be payable according to the customary payroll practices of the Company.”
     3. Section IV-B of the Employment Agreement is hereby amended by adding the following sentence to the end thereof:
“The Incentive Compensation Award shall be paid to the Executive at such time as shall be determined by the Compensation Committee of the Company’s Board of Directors, but in no event later than the last day of the calendar year following the calendar year with respect to which the performance targets relate.”

     4. Section IV-G of the Employment Agreement is hereby amended by adding the following sentence to the end thereof:
“The Company shall reimburse all taxable business expenses to the Executive promptly following submission but in no event later than the last day of the Executive’s taxable year following the taxable year in which the expenses are incurred.”
     5. Section V of the Employment Agreement is hereby amended by adding the following sentence to the end thereof:
“For purposes of this Section V, Base Salary shall be paid in accordance with the terms set forth in Section IV-A, and any Incentive Compensation Award shall be paid in accordance with the terms set forth in Section IV-B. Any earned but unpaid ALTI bonus shall be paid in accordance with Section IV-C.”
     6. Section VI of the Employment Agreement is hereby amended by adding the following sentence to the end thereof:
“For purposes of this Section VI, Base Salary shall be paid in accordance with the terms set forth in Section IV-A, and any Incentive Compensation Award shall be paid in accordance with the terms set forth in Section IV-B. Any earned but unpaid ALTI bonus shall be paid in accordance with Section IV-C.”
     7. Section VII-C(ii) of the Employment Agreement is hereby amended in its entirety as follows:
“ii. ‘Constructive Discharge’ means (1) any material failure of the Company to fulfill its obligations under this Agreement (including a material reduction of Base Salary, as the same may be increased during the Period of Employment), (2) the Executive’s primary business office is moved without his consent to a location more than 50 miles from his then current primary business office or (3) a material diminution of the Executive’s duties, responsibilities or authority. The Executive shall provide the Company a written notice which describes the circumstances being relied on for such termination with respect to this Agreement within thirty (30) days after the event giving rise to the notice. The Company will have thirty (30) days after receipt of such notice to remedy the situation prior to the termination for Constructive Discharge.”
     8. The first sentence of Section VII-D of the Employment Agreement is hereby amended in its entirety as follows:
“In the event of a termination under this Section VII, any earned but unpaid Base Salary as of the date of such termination shall be paid in accordance with Section IV-A, (ii) any earned but unpaid Incentive

Compensation Award as of the date of such termination shall be paid in accordance with Section IV-B and (iii) the ALTI Bonus, to the extent payable, shall be paid in accordance with Section IV-C. All payments due to the Executive under Section VII(a)(i) shall be made to the Executive in a lump sum no later than the 60th day following the date of termination; provided, however, that such payment shall be subject to, and contingent upon, the execution by the Executive (or his beneficiary or estate) of a release of claims against the Company and its affiliates in such reasonable form determined by the Company in its sole discretion.”
     9. Section IX of the Employment Agreement is hereby amended by adding the following sentence to the end thereof:
“Notwithstanding any other provision of this Agreement, any Gross-Up Payment under this Section IX shall be made to the Executive no later than by the end of the Executive’s taxable year following the Executive’s taxable year in which the Executive remits the applicable taxes.”
     10. The following new Section XIX is hereby added to the Employment Agreement:
“Section XIX
SECTION 409A OF THE CODE
(a) Section 409A. Although the Company does not guarantee to the Executive any particular tax treatment relating to the payments and benefits under this Agreement, it is intended that such payments and benefits be exempt from, or comply with, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.
(b) Separation From Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.
(c) Reimbursement. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
(d) Specified Employee. If the Executive is deemed on the date of termination of employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then:
     (i) With regard to any payment, the providing of any benefit or any distribution of equity that constitutes “deferred compensation” subject to Code Section 409A, payable upon separation from service, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death; and
     (ii) On the first day of the seventh month following the date of the Executive’s Separation from Service or, if earlier, on the date of death, (x) all payments delayed pursuant to this Section XIX shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified for them herein and (y) all distributions of equity delayed pursuant to this Section XIX shall be made to the Executive.”
[Signature Page To Follow]

     IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed this 31st day of December 2008.

EXECUTIVE
/s/ Franz S. Hanning
Franz S. Hanning

WYNDHAM WORLDWIDE CORPORATION
By:	/s/ Mary R. Falvey
Mary R. Falvey, Executive Vice President

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